Exhibit 99.1

Adamas Reports Recent Achievements and Financial Results for the Fourth Quarter and Full-Year 2018
EMERYVILLE, Calif., March 4, 2019 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today reported recent achievements and financial results for the fourth quarter and full-year ended December 31, 2018, along with key priorities for 2019.
“We are excited to expand GOCOVRI’s impact on Parkinson’s patients with dyskinesia in 2019, after finishing 2018, our first year of commercialization, with $34 million in sales,” said Gregory T. Went, Ph.D., Chairman and Chief Executive Officer of Adamas Pharmaceuticals, Inc. “GOCOVRI’s unique potential to meaningfully reduce both dyskinesia and OFF time in patients with Parkinson’s disease receiving levodopa-based therapy is just beginning to be fully appreciated, and in 2019 we look forward to continuing to educate physicians and patients about the strong efficacy and safety profile of GOCOVRI. Additionally, in the second half of 2019, we anticipate Phase 3 trial results of ADS-5102 for walking impairment in patients with multiple sclerosis. Walking impairment in multiple sclerosis is a significant unmet medical need, impacting approximately 225,000 people annually in the U.S.”
Recent Highlights

•
In the fourth quarter of 2018 and in the full-year, fulfilled approximately 5,730 and 15,500 paid prescriptions, respectively, of GOCOVRI, the first and only medicine approved by the U.S. Food and Drug Administration (FDA) indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy

•	Continued to enroll patients in the Phase 3 controlled study of ADS-5102 (amantadine) extended release capsules for walking impairment in patients with multiple sclerosis

•	Received a patent covering an OFF indication for GOCOVRI with an expiry date in 2034
Key Priorities for 2019
GOCOVRI Commercialization:

•	Drive adoption and clinical conviction through commercial execution and focused education about the innovation and unique benefits of GOCOVRI

•	Continue to maintain strong persistence and durable use through positive patient experience

•
Advance the medical literature regarding GOCOVRI in the Parkinson’s disease treatment journey and time-dependent mechanisms of disease and action by continuing to publish data at major scientific and medical meetings, including American Academy of Neurology (AAN) and International Parkinson and Movement Disorder Society (MDS)

Development Pipeline:

•
Expect completion of enrollment for the Phase 3 INROADS study of ADS-5102 (amantadine) extended release capsules for walking impairment in patients with multiple sclerosis in the first half of 2019 and release top-line data in the second half of 2019

•	Continue to advance ADS-4101 towards the objective of having an FDA-approved medication upon the loss of exclusivity of VIMPAT® in 2022
Financial Results
Adamas reported GOCOVRI net product sales of $13.3 million for the three months ended December 31, 2018, compared to $0.6 million for the three months ended December 31, 2017. For the full-year ended December 31, 2018, net product sales were $34.0 million, compared to $0.6 million for the full-year ended December 31, 2017. GOCOVRI was made commercially available on October 20, 2017, and the full commercial launch occurred on January 8, 2018.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2018, were $10.6 million, compared to $6.4 million for the fourth quarter ended December 31, 2017. For the full-year 2018, R&D expenses were $39.3 million, compared to $27.2 million for the full-year 2017. The increase in R&D expenses for both periods is attributable to the development of ADS-5102 for the treatment of walking impairment in patients with multiple sclerosis, offset in part by decreased costs associated with GOCOVRI for the treatment of dyskinesia in patients with Parkinson’s disease.
Selling, general and administrative (SG&A) expenses for the fourth quarter ended December 31, 2018, were $27.6 million, compared to $23.0 million for the fourth quarter ended December 31, 2017. For the full-year 2018, SG&A expenses were $109.1 million, compared to $61.3 million for the full-year 2017. The increase in SG&A for both periods is mainly attributable to commercialization activities for GOCOVRI.
Net loss totaled $28.9 million, or $1.06 per share, for the fourth quarter of 2018, compared to a net loss of $29.4 million, or $1.27 per share, for the fourth quarter of 2017. The net losses for the fourth quarter 2018 and 2017 included $3.8 million and $3.5 million, respectively, of stock-based compensation expense. For the year ended December 31, 2018, Adamas reported a net loss of $131.0 million, or $4.87 per share, compared to a net loss of $89.5 million, or $3.97 per share, for the year ended December 31, 2017. The net losses for the years ended 2018 and 2017 included $15.8 million and $13.4 million, respectively, of stock-based compensation expense.
Cash Position
Adamas ended the year with $210.9 million of cash, cash equivalents and available-for-sale securities, compared to $176.4 million at December 31, 2017.
2019 Expense Guidance
For 2019, Adamas expects full-year R&D expenses to be between $35 million and $45 million, including stock-based compensation expense of approximately $3 million. Additionally, the company expects full-year SG&A expenses to be between $120 million and $130 million, including stock-based compensation expense of approximately $15 million.
Investor Conference Call and Webcast
Adamas will host a conference call and webcast today, March 4, 2019, at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing (844) 215-3280 for participants in the U.S. or Canada and (484) 747-6383 for international callers. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until June 4, 2019.
About GOCOVRI
GOCOVRI (amantadine) extended-release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF in that population. GOCOVRI, once-daily at bedtime, uses a time-dependent biology approach designed to provide an initial lag, a slow rise in amantadine concentration during the night and a high concentration from the morning through the waking day, when dyskinesia and OFF occur. Data from two pivotal, placebo-controlled Phase 3 clinical studies in approximately 200 patients demonstrated statistically significant reduction in dyskinesia, as well as a secondary benefit in OFF time in patients dosed with GOCOVRI. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, fall and orthostatic hypotension. For more information about GOCOVRI, please see the U.S. Prescribing Information at www.GOCOVRI.com.
About ADS-5102
Adamas is currently evaluating ADS-5102 in a Phase 3 clinical program for walking impairment in patients with multiple sclerosis. ADS-5102 was previously approved by the FDA under the trade name GOCOVRI™ (amantadine) extended release capsules for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI is not FDA-approved for the treatment of walking impairment in patients with multiple sclerosis.
About ADS-4101
ADS-4101 is an investigational drug in development for the treatment of partial onset seizures in patients with epilepsy. Derived from Adamas’ time-dependent biology approach to drug development, ADS-4101 is a potential high-dose, once-daily at bedtime lacosamide therapy, with a drug profile that provides high concentrations of lacosamide during the day to match the time when seizures occur most often. Lacosamide is an anti-epilepsy active ingredient previously approved by the FDA and currently marketed as VIMPAT® (lacosamide).
About Adamas Pharmaceuticals, Inc.
Adamas’ goal is to create and commercialize a new generation of medicines intended to lessen the burden of chronic neurologic diseases on patients, caregivers and society using its deep understanding of time-dependent biology. For more information about Adamas and its unique approach to developing medicines based on time-dependent biology, please visit www.adamaspharma.com.
Forward-looking Statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its 2019 expenses, its expectations of full enrollment of patients in the Phase 3 controlled study of ADS-5102 (amantadine) extended release capsules in multiple sclerosis patients with walking impairment in the first half of 2019 with top-line data expected in the second half of 2019, and its expectations that Adamas will continue to advance ADS-4101 in patients with epilepsy in 2019. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of other risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2019, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release.

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Contact:

Investors:
Marcy Nanus
Solebury Trout
646-378-2927
mnanus@soleburytrout.com

Media:
Sarah Mathieson
Vice President of Corporate Communications
510-450-3528
smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Product sales	$13,315	$568	$34,046	$568
License and grant revenue	—	—	—	3
Total revenues	13,315	568	34,046	571
Costs and operating expenses:
Cost of product sales	435	17	633	17
Research and development	10,597	6,445	39,300	27,168
Selling, general and administrative, net	27,582	22,989	109,135	61,312
Total costs and operating expenses	38,614	29,451	149,068	88,497
Loss from operations	(25,299)	(28,883)	(115,022)	(87,926)
Interest and other income, net	184	86	3,115	1,351
Interest expense	(3,768)	(2,239)	(19,092)	(4,645)
Loss before income taxes	(28,883)	(31,036)	(130,999)	(91,220)
Benefit for income taxes	—	(1,679)	—	(1,730)
Net loss	$(28,883)	$(29,357)	$(130,999)	$(89,490)
Net loss per share, basic and diluted	$(1.06)	$(1.27)	$(4.87)	$(3.97)
Weighted average shares used in computing net loss per share, basic and diluted	27,357	23,056	26,886	22,558

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	December 31, 2018	December 31, 2017
Cash, cash equivalents, and available-for-sale securities	$210,870	$176,433
Total assets	234,814	186,176
Total current liabilities	24,276	16,607
Long-term debt	117,457	102,647
Total liabilities	144,929	120,050
Total stockholders’ equity	89,885	66,126